Exhibit 35.2

ANNUAL COMPLIANCE CERTIFICATE

General Electric Company, as successor by merger to General Electric Capital Corporation (formerly known as General Electric Capital LLC) (the “Servicer”) hereby certifies as of December 31, 2015 as follows:

1.	The Servicer performed the duties as servicer under the Servicing Agreement, dated as of June 27, 2003 (as amended and supplemented from time to time, the “Servicing Agreement”), between the Servicer and Synchrony Credit Card Master Note Trust (formerly known as GE Capital Credit Card Master Note Trust) during the period beginning on January 1, 2015 and ending at 1:00 a.m. (New York City time) on December 2, 2015.

2.	The undersigned has reviewed, for the period beginning January 1, 2015 and ending December 31, 2015 (the “Reporting Period”): (a) the activities of the Servicer as they related to the Servicing Agreement and (b) the Servicer’s performance under the Servicing Agreement. Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

3.	To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the Reporting Period.

This report is delivered pursuant to Item 1123 of Regulation AB.

GENERAL ELECTRIC COMPANY

By:	/s/ Dan Janki
Name: Dan Janki
Title: Vice President